EX-99 to Medizone Form 8-K/A filed 1-3-11

Medizone International, Inc. Appoints New Chief Financial Officer

SAN FRANCISCO, CA--(Marketwire - 01/03/11) - Medizone International, Inc. (OTC.BB:MZEI - News) announced today that its Board of Directors has approved the appointment of Thomas (Tommy) E. Auger as the Company's new Chief Financial Officer, effective December 30, 2010.

Mr. Auger is engaged as a consultant on complete accounting and financial operations, including senior management accounting duties, for both public and private companies and senior management through Advanced CFO Solutions, L.C., in Salt Lake City, Utah. From August 2008 until August 2010, he was the Chief Financial Officer of Red Ledges Land Development, Inc., a private developer of recreational and vacation properties in Utah. From September 2004 until August 2008, he was Vice President of Finance and Administration for Talisker Corporation, a private company engaged in developing, owning and operating recreation properties and resorts in North America.

Mr. Auger has 10 years of public accounting experience with the international accounting firms Deloitte and Touche (1994-1995), KPMG LLP (1995 to 1999 and 2002 to 2004) and Arthur Andersen (1999 to 2002). He is a CPA licensed in Utah and Oklahoma and a member of the American Institute of Certified Public Accountants and the Utah Association of Certified Public Accountants. He received bachelors and masters degrees in Accounting from Oklahoma City University.

Edwin G. Marshall, Chairman and Chief Executive Officer of Medizone, stated, "We are pleased to welcome Tommy to our senior management team. He brings a very strong skill set and many years of experience in finance, accounting, management, internal control, and business practices. We look forward to Tommy becoming an integral member of our senior leadership team and are confident he will help us to drive sustainable business results and create long-term value for our shareholders."

Medizone International, Inc. is a research and development company engaged in developing its AsepticSure™ technology to decontaminate and sterilize hospital surgical suites, emergency rooms, intensive care units, schools and other critical infrastructure. A government variant is being developed for bio-terrorism counter measures with additional variants for sports facilities and food processing applications.

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This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "plans" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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Jack Eversull
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